Exhibit 99.(n)(1)

AMENDED AND RESTATED

MULTIPLE CLASS PLAN

FOR CAVANAL HILL FUNDS

This constitutes the AMENDED AND RESTATED MULTIPLE CLASS PLAN (the “Plan”) of the Cavanal Hill Funds, a Massachusetts business trust (the “Trust”), adopted pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Plan describes each class of the Trust’s units of beneficial interest offered by one or more series of the Trust (each a “Fund” and collectively the “Funds”). The Funds are set forth in Exhibit A annexed hereto, as may be amended from time to time.

WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

WHEREAS, the Board of Trustees of the Trust (the “Board of Trustees”), including a majority of the Trustees who are not “interested persons” of the Trust, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable the Funds to provide appropriate services to certain designated classes of shareholders of the Funds;

NOW, THEREFORE, the Trust designates the Plan as follows:

1. Effective Date. The effective date of this Amendment (the “Effective Date”) shall be the date upon which the Post-Effective Registration Statement for the Cavanal Hill Funds that was filed January 6, 2016 becomes effective with the Securities and Exchange Commission.

2. Designation of Classes. The Trust shall offer its units of beneficial interest (“Shares”) in nine classes: A Shares, C Shares, Premier Shares, Select Shares, Institutional Shares, Reserve Shares, Service Shares, No-Load Investor Shares and Administrative Shares (each a “Class” and collectively the “Classes”).

3. Purchases. Each Class shall be distributed pursuant to procedures and subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s current Registration Statement. A Shares, C Shares, Premier Shares, Service Shares, Administrative Shares and No-Load Investor Shares are distributed through distribution channels/arrangements where a Rule 12b-1 fee is required. Often these will include retail broker-dealers, fund platforms, and bank trust departments, on behalf of non-discretionary trust accounts. Select Shares, Reserve Shares and Institutional Shares are distributed through distribution channels/arrangements where no Rule 12b-1 fees are required. Often these will include certain fee-only registered investment advisers and bank trust departments, on behalf of discretionary trust accounts. A Shares are distributed through distribution channels/arrangements where a front end load is required. Often these will include retail broker-dealers.

4. Distribution and Shareholder Services Fee.

Select Shares

Select Shares are not subject to a distribution and shareholder services fee.

Institutional Shares

Institutional Shares are not subject to a distribution and shareholder services fee.

Reserve Shares

Reserve Shares are not subject to a distribution and shareholder services fee.

A Shares

A Shares are subject to a distribution and shareholder services fee assessed in accordance with the distribution and shareholder services plan adopted by the Trust (the “Distribution Plan”). A Shares are also subject to a front end load.

C Shares

C Shares are subject to a distribution and shareholder services fee assessed in accordance with the Distribution Plan.

Premier Shares

Premier Shares are subject to a distribution and shareholder services fee assessed in accordance with the Distribution Plan.

Service Shares

Service Shares are subject to a distribution and shareholder services fee assessed in accordance with the Distribution Plan.

No-Load Investor Shares

No-Load Investor Shares are subject to a distribution and shareholder services fee assessed in accordance with the Distribution Plan.

Administrative Shares

Administrative Shares are subject to a distribution and shareholder services fee assessed in accordance with the Distribution Plan.

5. Shareholder Servicing Fee.

A Shares

A Shares are subject to a shareholder services fee assessed in accordance with the shareholder services plan adopted by the Trust (the “Shareholder Services Plan”).

C Shares

C Shares are subject to a shareholder services fee assessed in accordance with the Shareholder Services Plan.

Premier Shares

Premier Shares are subject to a shareholder services fee assessed in accordance with the Shareholder Services Plan.

Select Shares

Select Shares are subject to a shareholder services fee assessed in accordance with the Shareholder Services Plan.

Institutional Shares

Institutional Shares are subject to a shareholder services fee assessed in accordance with the Shareholder Services Plan.

Reserve Shares

Reserve Shares are subject to a shareholder services fee assessed in accordance with the Shareholder Services Plan.

Service Shares

Service Shares are subject to a shareholder services fee assessed in accordance with the Shareholder Services Plan.

No-Load Investor Shares

No-Load Investor Shares are subject to a shareholder services fee assessed in accordance with the Shareholder Services Plan.

Administrative Shares

Administrative Shares are subject to a shareholder services fee assessed in accordance with the Shareholder Services Plan.

6. Exchanges.

Shares of any Cavanal Hill Bond or Equity Fund, other than C Shares, may be exchanged without payment of a sales charge for the same class of shares of any Cavanal Hill Fund. C Shares may not be exchanged for any other class of shares of any Cavanal Hill Fund. Shares of any Cavanal Hill Money Market Fund may be exchanged without payment of a sales charge for shares of the same class of any other Money Market Fund. Exchanges of shares from any Money Market Fund to any Equity or Bond Fund generally will be subject to the sales charge applicable to the shares sought to be acquired through the exchange. Shares of one share class may be exchanged for shares of another share class with a higher initial purchase requirement without payment of a sales charge if you become eligible to purchase such share class. Any exchange will be made on the basis of the relative net asset values of the shares exchanged. The Funds reserve the right to redeem Institutional Shares and Reserve Shares in the event that a shareholder no longer meets the minimum investment requirements. The Funds reserve the right to eliminate or to alter the terms of its exchange offer upon sixty days’ notice to shareholders.

“Cavanal Hill Bond Funds” are defined as the Cavanal Hill Short-Term Income Fund, the Cavanal Hill Intermediate Bond Fund, the Cavanal Hill Bond Fund, the Cavanal Hill Intermediate Tax-Free Bond Fund. “Cavanal Hill Equity Funds” are defined as the Cavanal Hill Active Core Fund, the Cavanal Hill U.S. Large Cap Equity Fund, the Cavanal Hill Opportunistic Fund, and the Cavanal Hill World Energy Fund. “Cavanal Hill Money Market Funds” are defined as the Cavanal Hill U.S. Treasury Fund, the Cavanal Hill Government Securities Money Market Fund, and the Cavanal Hill Tax-Free Money Market Fund.

7. Voting Rights. Each Share held entitles the Shareholder of record to one vote. Each Fund will vote separately on matters relating solely to that Fund. Each class of a Fund shall have exclusive voting rights on any matter submitted to Shareholders that relates solely to that class, and shall have separate voting rights on any matter submitted to Shareholders in which the interests of one class differ from the interests of any other class. However, all Fund Shareholders will have equal voting rights on matters that affect all Fund Shareholders equally.

8. Expense Allocation. Each class shall pay the expenses associated with its different distribution and shareholder services arrangement. Each class may, at the Board’s discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. All other expenses will be allocated to each class on the basis of the relative net asset value of that class in relation to the net asset value of the Fund.

9. Dividends. The amount of dividends payable on Select Shares may be more than the dividends payable on Institutional Shares, Reserve Shares, Service Shares, No-Load Investor Shares and Administrative Shares, because of the fees charged to the Institutional Shares, Reserve Shares, Service Shares, No-Load Investor Shares and Administrative Shares pursuant to the Shareholder Servicing Plan. The amount of dividends payable on Institutional Shares and Reserve Shares may be more than the dividends payable on Service Shares, No-Load Investor Shares and Administrative Shares because of the fees charged to the Service Shares, No-Load Investor Shares and Administrative Shares pursuant to the Shareholder Servicing Plan. The amount of dividends payable on Service Shares and No-Load Investor Shares may be more than the dividends payable on Administrative Shares because of the fees charged to the Administrative Shares pursuant to the Shareholder Servicing Plan.

10. Termination and Amendment. This Plan may be terminated or amended pursuant to the requirement of Rule 18f-3(d) under the 1940 Act.

11. Capacity. The names “Cavanal Hill Funds” and “Trustees of Cavanal Hill Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated August 20, 1990, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of Cavanal Hill Funds entered into in the name or on behalf thereof by any of the Trust, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.

* * * * *

IN WITNESS WHEREOF, this Amended and Restated Multiple Class Plan approved by the Board of Trustees on March 21, 2016, to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger

Name: James L. Huntzinger

Title: President

EXHIBIT A

to the Amended and Restated Multiple Class Plan

Effective as of April 1, 2016

Each of the portfolios of the Cavanal Hill Funds (the “Trust”) set forth below shall be covered by the Amended and Restated Multiple Class Plan adopted by the Trust and to which this Exhibit is attached as indicated:

Short Term Bond Fund	Intermediate Bond Fund
A Shares	A Shares
No-Load Investor Shares	No-Load Investor Shares
Institutional Shares	Institutional Shares

Bond Fund	Intermediate Tax-Free Bond Fund
A Shares	A Shares
No-Load Investor Shares	No-Load Investor Shares
Institutional Shares	Institutional Shares

Active Core Fund	U.S. Large Cap Equity Fund
A Shares	A Shares
No-Load Investor Shares	No-Load Investor Shares
Institutional Shares	Institutional Shares

U.S. Treasury Fund	Tax-Free Money Market Fund
Institutional Shares	Reserve Shares
Administrative Shares	Administrative Shares
Premier Shares	Premier Shares
Service Shares	Select Shares
Select Shares

Government Securities Money Market Fund	Opportunistic Fund
Institutional Shares	A Shares
Administrative Shares	No-Load Investor Shares
Premier Shares	Institutional Shares
Select Shares

World Energy Fund
A Shares
C Shares
No –Loan Investor Shares
Institutional Shares